Exhibit 10.1

AGREEMENT FOR TERMINATION OF LEASE

This Agreement for Termination of Lease (this “Agreement”) is made and entered into as of December 12, 2022 (the “Effective Date”), by and between ARE-MA REGION NO. 58, LLC, a Delaware limited liability company (“Landlord”), and RUBIUS THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.            Landlord and Tenant are parties to that certain Lease Agreement dated as of January 18, 2018, as amended by that certain First Amendment to Lease dated as of November 8, 2018, and that certain Second Amendment to Lease dated as of November 19, 2019 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases from Landlord certain premises consisting of approximately 86,454 rentable square feet (the “Premises”) in that certain building located at 399 Binney Street, Cambridge, Massachusetts, as such Premises is more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.            Tenant now desires to change the Term of the Lease, and Landlord is willing to change the Term of the Lease, subject to the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises made herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Landlord and Tenant agree as follows:

1.           Termination Date. Subject to Tenant’s payment of the Initial Payment, the Lease shall terminate on January 31, 2023 (the “ Termination Date”). Upon the Termination Date, there shall be no further rights to extend or renew, as if the Termination Date were the natural expiration date of the Term of the Lease. Until the Termination Date, (1) the Lease shall continue in full force and effect, and (2) Tenant shall continue to perform all obligations of Tenant thereunder, except that Tenant shall have no further obligation to pay Base Rent, Additional Rent, or any other scheduled payments under the Lease. Nothing contained in this Agreement shall be deemed to limit Landlord's right to terminate Tenant's occupancy of the Premises (or any portion thereof) or enforce any provision of the Lease prior to the Termination Date if Tenant is in Default under the Lease. Notwithstanding the foregoing or anything to the contrary contained in the Lease, Landlord acknowledges and agrees that: (i) Tenant shall not be deemed to be in Default under Section 20(c) of the Lease if the Premises is used for the limited purposes of storing its laboratory equipment and performing its surrender obligations pursuant to Section 3 below and (ii) Tenant shall not be required to deliver the Surrender Plan to Landlord until December 31, 2022. Notwithstanding anything to the contrary contained herein, Landlord hereby represents and warrants that, as of the Effective Date, no amounts are due and payable by Tenant under the Lease and there is no monetary Default under the Lease.

2.           Termination Payment. Subject to the terms of this Section 2, Tenant hereby agrees to pay to Landlord a lease termination payment of Six Million Nine Hundred Seventy-Three Thousand Three Hundred Eight and 00/100 Dollars ($6,973,308.00) (the “Lease Termination Payment”) as consideration for Landlord’s agreeing to enter into this Agreement, with such Lease Termination Payment consisting of the following components:

(i) Letter of Credit Draw. Landlord and Tenant acknowledge that Landlord currently holds a letter of credit under the Lease in the amount of $1,573,308.00 (the “Letter of Credit” and the “Letter of Credit Draw Amount”). Landlord shall have the right to draw the full amount of the Letter of Credit on or after the Effective Date. Tenant shall cooperate in all respects with Landlord to enable Landlord to draw the full amount of the Letter of Credit, including, without limitation, providing written authorization to the bank holding the Letter of Credit to process Landlord’s draw request. In furtherance thereof, the parties hereby agree that the following draw condition has been met and can be included in Landlord’s written draw request to the bank holding the Letter of Credit: “The beneficiary hereby certifies that beneficiary is due the amount requested in this draw request pursuant to the terms and conditions of the Lease.”

(ii) Initial Payment. Within three (3) business days following the Effective Date, Tenant shall pay to Landlord in immediately available funds a portion of the Lease Termination Payment in the amount of Four Million Three Hundred Thousand and 00/100 Dollars ($ 4,300,000.00) (the “Initial Payment”); provided that Tenant shall have the right to deduct from the Initial Payment the amount of Nine Hundred Thousand Sixty and 68/100 Dollars ($910,060.68), which constitutes the amount of Rent received by Landlord for December 2022.

(iii) Second Payment. On or before January 31, 2023, Tenant shall pay to Landlord in immediately available funds the remaining portion of the Lease Termination Payment in the amount of One Million One Hundred Thousand and 00/100 Dollars ($1,100,000.00) (the “Second Payment”).

If timely payment of the Initial Payment is not made by Tenant, this Agreement shall at Landlord’s option be null and void and shall thereafter be of no further force of effect. If payment of the Second Payment is not made by Tenant on or before January 31, 2023, the same shall be considered a breach of this Agreement and Landlord’s sole remedy related thereto shall be Landlord’s right to make a claim against Tenant for the amount of the Second Payment. Following Tenant’s timely payment of the Initial Payment, Landlord’s damages under the Lease for any non-monetary Default shall be limited to the losses, costs, and expenses incurred by Landlord arising from such Default, subject to the last sentence of Section 21(c)(xiv) of the Lease.

The entire Lease Termination Payment is nonrefundable; provided that Landlord shall pay to Tenant Six Million Five Hundred Thousand and 00/100 Dollars ($6,500,000.00)) (the “Contingent Payment”), or such portion thereof as provided below, under the following scenario, and only under the following scenario: in the event that Landlord enters into a new lease agreement for the Premises with a third party or parties (any such third party, a “New Tenant”) pursuant to which the New Tenant actually commences paying rent during the period from February 1, 2023 through July 5, 2023 (the “Contingency Period”), Landlord shall reimburse to Tenant all or a portion of the Contingent Payment as set forth in the table below:

Date in which Rent is	Amount Reimbursable
First Collected	to Tenant
2/1/2023 or earlier	$6,500,000.00
2/2/2023 to 4/4/2023	$6,500,000.00
4/5/2023 to 5/4/2023	$5,995,000.00
5/5/2023 to 6/4/2023	$5,490,000.00
6/5/2023 to 7/5/2023	$4,986,000.00
7/6/2023 or later	$0.00

As of July 6, 2023, there shall be no obligation to pay the Contingent Payment or any portion thereof to Tenant. For the avoidance of doubt, Landlord shall be entitled to include free rent periods in new leases without the same constituting “rent” for purposes of this section or otherwise triggering an obligation to pay any refund to Tenant hereunder, and security deposits and advance rent paid during the Contingency Period shall not be considered “rent” for these purposes and shall not trigger any obligation to pay any refund to Tenant hereunder. Landlord and Tenant agree that (a) the Lease Termination Payment, other than the Letter of Credit Draw Amount, is a payment obligation first accruing as of the Effective Date and in consideration for the terms of this Agreement, and is not a payment of any obligation under the Lease existing on the Effective Date, and (b) the Letter of Credit Draw Amount is payable in respect of damages owing to Landlord by Tenant under the Lease in respect of Tenant’s inability to continue as tenant under the Lease and to abide by the terms thereof.

3.            Surrender and Yield Up. Tenant shall voluntary surrender and yield up the Premises on or before the Termination Date in broom-clean condition and otherwise in its “as-is” condition, in accordance with all applicable terms and conditions of the Lease (including, without limitation, all decommissioning requirements). Notwithstanding anything to the contrary contained herein or in the Lease, at least five (5) business days prior to the Termination Date, Tenant shall provide Landlord with a final list of the items of personal property, furniture, fixtures, and equipment that Tenant shall remove from the Premises (the “FF&E to Remove”) on or before the Termination Date (such list, the “List of FF&E to Remove”), and Tenant shall convey ownership of all items of personal property, furniture, fixtures, and equipment within the Premises that are not included on the List of FF&E to Remove as of the Termination Date (such items, the “Conveyed FF&E”) by the tender of a bill of sale in the form attached as Exhibit A. For the avoidance of doubt, Tenant shall not have the right to include office furniture, A/V equipment, and/or mobile laboratory furniture (tables and benches) on the List of FF&E to Remove, and the same shall all constitute Conveyed FF&E. Notwithstanding the foregoing, Landlord hereby acknowledges and agrees that the items listed on Exhibit B attached hereto (the “Initial List of FF&E to Remove”) shall not be considered Conveyed FF&E. The Initial List of FF&E to Remove shall be subject to modification and Tenant shall provide Landlord with the List of FF&E to Remove in accordance with this Section 3. Prior to the Termination Date, the parties shall conduct a joint walkthrough of the Premises to allow Landlord to inspect the condition of the Premises and the Conveyed FF&E. Landlord and Tenant agree that the obligation to convey the Conveyed FF&E is an obligation first accruing as of the Effective Date and in consideration for the terms of this Agreement, and is not a payment of any obligation under the Lease existing on the Effective Date.

4.           Release. AS A FURTHER INDUCEMENT TO, AND AS FURTHER CONSIDERATION FOR THE AGREEMENT TO TERMINATE THIS LEASE AS OF THE TERMINATION DATE, TENANT HEREBY RELEASES, COVENANTS NOT TO SUE, ACQUITS AND FOREVER DISCHARGES ALL KNOWN OR UNKNOWN, ASSERTED OR UNASSERTED CLAIMS, DEBTS, DUES, SUMS OF MONEY, ACCOUNTS, COVENANTS, CONTRACTS, CONTROVERSIES, AGREEMENTS, PROMISES, DEMANDS, DAMAGES, DEMANDS, ACTIONS AND RIGHTS OF ACTION AGAINST LANDLORD AND THE LANDLORD PARTIES, AND ITS AND THEIR SUCCESSORS AND ASSIGNS, THAT ARISE OUT OF, RESULT FROM OR IN ANY WAY RELATE TO THE LEASE, AND TENANT SHALL NOT COMMENCE OR MAINTAIN ANY LEGAL, EQUITABLE, ADMINISTRATIVE OR OTHER PROCEEDING BASED UPON ANY SUCH CLAIMS, DEMANDS OR RIGHTS OF ACTION. THIS RELEASE AND COVENANT NOT TO SUE SHALL EXTEND TO AND INCLUDE TENANT’S SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, PRINCIPALS, MANAGERS, AGENTS, PREDECESSORS, SUCCESSORS AND ASSIGNS.

5.            Non-Disparagement/Confidentiality. Landlord and Tenant agree that this Agreement shall remain confidential and that no press or other publicity release or communication to the general public concerning the proposed transaction contemplated herein will be issued without the other party’s prior written consent, unless such disclosure is required by applicable law. Notwithstanding the foregoing sentence, Landlord and Tenant acknowledge and agree that Tenant shall be filing a Form 8-K with the Securities and Exchange Commission following the Effective Date and disclosure of this Agreement shall be required in connection with such filing; provided that Tenant shall deliver a copy of such filing to Landlord prior to submitting the same to the Securities and Exchange Commission. Neither party shall take any action which is intended to or could reasonably be expected to harm the reputation of the other party and/or its affiliates or which could reasonably be expected to lead to unwanted or unfavorable publicity to the other party and/or its affiliates. Tenant and Landlord shall refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding the other party, its affiliates and/or any of its respective officers, directors, employees, personnel, agents, policies, services or products.

6.            Acknowledgment. Tenant acknowledges that it has read the provisions of this Agreement, understands them, and is bound by them. Time is of the essence in this Agreement.

7.             No Assignment. Tenant represents and warrants that Tenant has not assigned the Lease nor is Tenant currently subleasing all or any portion of the Premises, and Tenant holds the interest in the Premises as set forth in the Lease as of the Effective Date. From and after the Effective Date, Tenant shall have no right to assign the Lease or sublet all or any portion of the Premises prior to the Termination Date, and any such assignment or sublet shall be void ab initio and have no force and effect.

8.             No Modification. This Agreement may not be modified or terminated except in writing signed by all parties.

9.             Successors and Assigns; Resulting Claim. The covenants and agreements herein contained shall inure to the benefit and be binding upon the parties and their respective successors and assigns. Tenant agrees that in the event of any bankruptcy, receivership, assignment for the benefit of creditors, or similar insolvency or creditors’ rights proceeding of Tenant, notwithstanding anything to the contrary in this Agreement, if Landlord is compelled to return any portion of the Lease Termination Payment or to make any payment to Tenant or Tenant’s estate in respect thereof, the Lease shall be deemed to have been breached as of the Effective Date and Landlord shall be entitled to claim any amount in respect of such breach as Landlord would have been entitled to claim absent entry into this Agreement.

10.           Attorneys’ Fees. In the event of a dispute between the parties, the prevailing party shall be entitled to have its reasonable attorneys’ fees and costs paid by the other party. Each party shall be responsible for its own costs and legal fees in connection with the negotiation, execution, and delivery of this Agreement.

11.          Conflict of Laws. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflict of law provisions.

12.          Authority. Landlord and Tenant each warrant to the other that the person or persons executing this Agreement on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Agreement. Tenant represents and warrants to Landlord that no third-party approvals are required to be obtained by Tenant to enter into this Agreement or to consent to the termination of the Lease contemplated hereunder.

13.          OFAC. Each of Landlord and Tenant hereby represents that it is currently (a) in compliance with, and shall at all times during the Term of the Lease remain in compliance with, the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the Term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

14.          Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflict of law provisions.

15.         Counterparts. This Agreement may be executed in as many counterparts as the parties may deem necessary or convenient, and each such counterpart shall be deemed an original but all of which, together, shall constitute but one and the same document. Counterparts may be delivered via electronic mail (including PDF or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

16.        Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Agreement and that no Broker brought about this transaction, other than Newmark Group, Inc. (“Newmark”). Tenant shall be solely responsible for the payment of any amounts due to Newmark, and shall indemnify and hold Landlord harmless from and against any claims by Newmark, with regard to this Agreement. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Agreement.

17.        Conflict. In the event of any conflict between the provisions of this Agreement and the provisions of the Lease, the provisions of this Agreement shall control.

18.         Survival. The provisions of this Agreement shall survive the Termination Date.

[Signatures on the next page]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

TENANT:	RUBIUS THERAPEUTICS, INC.,
a Delaware corporation

	By:	/s/ Dannielle Appelhans
	Name:	Dannielle Appelhans
	Title:	Chief Executive Officer

☒ I hereby certify that the signature, name, and title above are my signature, name, and title

LANDLORD:	ARE-MA REGION NO. 58, LLC,
a Delaware limited liability company

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

		By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

			By:	/s/ Allison Grochola
			Name:	Allison Grochola
			Title:	SVP - Real Estate Legal Affairs

[Signature Page to Agreement for Termination of Lease]